EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 33-57503, 33-60157, 333-05463, 333-21007, 333-77765, 333-94451, 333-84478, 333-110541, and 333-129335 of our reports dated February 21, 2006, with respect to the consolidated financial statements and schedule of Polaris Industries Inc. (Polaris), Polaris management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Polaris, included in the Annual Report on
Form 10-K for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
February 27, 2006